EXHIBIT (D)

       CONTRACTUAL ADVISORY FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT


AGREEMENT made this 1st day of October, by and between THE GABELLI WESTWOOD FUNDS, a Massachusetts business trust (the "Trust"), and GABELLI ADVISERS, INC. (the "Adviser").

The Adviser hereby agrees to waive advisory fees and reimburse expenses to the extent necessary to maintain Total Annual Operating Expenses at the following levels for a period of one year from the date of this Agreement for each class of the following funds:

         FUND                              TOTAL ANNUAL OPERATING EXPENSES

                                            Class   Class   Class   Class
                                             AAA      A       B       C
                                             ---    -----   -----   -----

Gabelli Westwood Small Cap Equity Fund      1.50%   1.75%   2.25%   2.25%
Gabelli Westwood
   Mighty Mites(SERVICE MARK Fund           1.50%   1.75%   2.25%   2.25%
Gabelli Westwood Realty Fund                1.50%   1.75%   2.25%   2.25%
Gabelli Westwood Intermediate Bond          1.00%   1.10%   1.75%   1.75%
  Fund

This Agreement shall be renewable at the end of each one year period for an additional one year period upon the written agreement of the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

THE GABELLI WESTWOOD FUNDS          GABELLI ADVISERS, INC.


By:/s/ James McKee                                       By:/s/ Bruce Alpert
   ----------------------------                          -----------------------
    James McKee                                          Bruce Alpert


Attest: /s/ Mila Pompadur                           Attest: /s/ Mila Pompadur
       ----------------------------                        ---------------------
       Mila Pompadur                                       Mila Pompadur